ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is entered into as of August 19, 2009 (the “Effective Date”), between Las Vegas Gaming Inc., a Nevada corporation (“Seller”) and Gaming Arts, LLC, a Nevada limited liability company (“Buyer”).  Seller and Buyer are individually referred to as a “Party” and collectively as the “Parties.”

Preliminary Statements

A.           Seller operates various businesses relating to hardware or software applications for gaming machines, linked-progressive, mega jackpot games, keno and bingo (collectively, the “Business”).

B.           Subject to the terms and conditions set forth herein, Seller desires to sell to Buyer: (i) its bingo operations (the “Bingo Business”), without limitation, the sale of bingo equipment, service contracts related thereto and various intellectual property identified herein; (ii) intellectual property identified herein related to Seller’s keno operations, including various licenses (“Keno IP Business”); and (iii) intellectual property and assets identified herein related to the system commonly known as PRACs (“PRACS Business,” together with the Bingo Business and Keno IP Business, the “Specified Businesses”).

C.           Subject to the terms and conditions set forth herein, Buyer desires to purchase the Purchased Assets (as defined in Section 1.1).

D.           Seller plans to enter into an Asset Purchase Agreement with Session Gaming, LLC (“Session Gaming”) relating to the sale of various assets of Seller’s keno operations, including, without limitation, any Gaming Devices (as defined in Section 1.6) and operations related thereto that would require the approval of various Governmental Authorities (as defined in Section 4.3(c)), including, without limitation, the Nevada Gaming Commission and/or the State Gaming Control Board and any other regulatory jurisdiction over Seller (such agreement executed by Seller and Session Gaming, the “Keno Purchase Agreement”) and that would be subject to Buyer granting a license to Session Gaming for the use Keno Intellectual Property (as defined in Section 1.1(i)) and a sublicense for the use of the Nevada Numbers Intellectual Property (as defined in Section 1.1(i)).

Agreement

NOW THEREFORE, the Parties hereto agree as follows:

1. Purchase.

1.1 Purchase and Sale of Assets.  As of the Closing (as defined in Section 3), subject to the terms and conditions set forth herein, Seller will grant, sell, assign and transfer to Buyer, and Buyer will purchase and accept all of Seller’s right, title and interest in and to the following (collectively, the “Purchased Assets”):

(a) all tangible assets, including without limitation, fixed assets, furniture, fixtures, machines, equipment, inventories (including raw materials, work in process and finished goods) and computer hardware, in each case only to the extent such assets are currently solely and exclusively used in and required for the Bingo Business (and, if applicable, Seller’s Keno operations (the “Keno Business”)), all of such assets located on the real property of the offices of Seller located at 4000 West Ali Baba Lane, Las Vegas, Nevada, 990 S Rock Blvd., Reno, Nevada, and LVGI’s Keno service locations, including, without limitation, those assets set forth on Schedule 1.1(a) (the “Bingo Personal Property”);

(b) (i) all content of the customer lists of Seller, including, without limitation, e-mail addresses and contact information of such customers and prospects of Seller (including, as appropriate, names, addresses, dates and other information customarily maintained by Seller), including, without limitation, all copies and tangible embodiments thereof (in whatever form or medium), in each case only to the extent relating to the Bingo Business (and, if applicable, the Keno Business) and (ii) all marketing information and any copies thereof including, without limitation, all market research, product and service feedback, product and service reviews and focus group materials, in each case in any and all media, and in each case, only to the extent solely and exclusively related to the Bingo Business (and, if applicable, the Keno Business);

(c) a leasehold interest in the forklift pursuant to the Lease Agreement, dated April 25, 2007, between Pape’ Material Handling-Sacramento and Seller;

(d) all right, title and interest in, and claims under, the contracts, agreements, licenses and commitments of Seller set forth in Schedule 1.1(d) (the “Bingo Assumed Contracts”), including customer proposals and orders, to the extent that such contracts, agreements and commitments are assignable and transferrable, and in each case, only to the extent solely and exclusively related to the Bingo Business (and, if applicable, the Keno Business);

(e) (i) the patents and any pending continuations, pending continuations-in-part, divisions, or reissues thereof in each case listed on Schedule 1.1(e), and the patent applications listed on Schedule 1.1(e) and any continuations, continuations-in-part,  divisions thereof, together with any reissues of any of the foregoing; (ii) the copyrights (registered and unregistered) listed on Schedule 1.1(e); (iii) the trade names (registered and unregistered), trademarks (registered and unregistered), and service marks (registered and unregistered), in each case listed on Schedule 1.1(e), whether domestic or foreign; and (iv) to the extent the following items are currently solely and exclusively used in and required for the Bingo Business (and, if applicable, the Keno Business), all trade secrets, know-how, proprietary information, software and computer programs and routines and source code, object code, html code, all tools developed in support of production of software development, databases, content assets, technology platform, customer support logs, scripts, systems documentation and user manuals, including, without limitation, the material items of which have been listed above, including, without limitation, all work-in-progress, text, artwork, materials and digital files or other works of authorship, in any format (collectively, “Bingo Intellectual Property”);

(f)  books and records of Seller solely and exclusively relating to the Bingo Business, including, but not limited to, such items stored in computer or by any other means or media;

(g) accounts receivables of Seller solely and exclusively arising from the Bingo Business (together with the assets set forth in subsections (a)-(f), the “Bingo Assets”);

(h) all right, title and interest in, and claims under any of the intellectual property licensing contracts, agreements and commitments of Seller set forth in Schedule 1.1(h), in each case, to the extent such intellectual property licensing contracts, agreements and commitments are currently solely and exclusively used in and required for the Seller’s Keno Business (the “Keno Assigned Licenses”);

(i) (i) the patents and any pending continuations, pending continuations-in-part, divisions, or reissues thereof in each case listed on Schedule 1.1(i), and the patent applications listed on Schedule 1.1(i) and any continuations, continuations-in-part, divisions thereof, together with any reissues of any of the foregoing; (ii) the copyrights (registered and unregistered) listed on Schedule 1.1(i), (iii) the trade names (registered and unregistered), trademarks (registered and unregistered), and service marks, (registered and unregistered), in each case listed on Schedule 1.1(i), and (iv) to the extent the following items are currently solely and exclusively used in and required for the Keno Business (and, if applicable, the Bingo Business), all Keno Business trade secrets, know-how, proprietary information, software and computer programs and routines and source code, object code, html code, all tools developed in support of production of software development, databases, content assets, technology platform, customer support logs, scripts, systems documentation and user manuals, including, without limitation, all work-in-progress, materials and digital files or other works of authorship, in any format (collectively, “Keno Intellectual Property”); provided, however, that the Keno Intellectual Property shall not include any patents or patent applications related to Nevada Numbers, including, but not limited to, for example, U.S. Patent No. 6,722,978 issued April 20, 2004, Title:  METHOD OF PLAYING A LINKED NUMERICAL GAME OF CHANCE WITH A BONUS AND PARLAY WAGERING OPTION, the trademark, NEVADA NUMBERS, U.S. Registration No. 2,568,678 (together, the “Nevada Numbers Intellectual Property”), U.S. Patent Serial Number 11/305,796, Title: VIDEO GAMING DEVICE HAVING A SYSTEM AND METHOD FOR COMPLETING WAGERS AND PURCHASES DURING THE CASH OUT PROCESS, U.S. Patent Serial Number 11/686,755, Title: AUTOMATIC FUNDING OF PARAGAMES ON ELECTRONIC GAMING PLATFORM, and U.S. Patent Serial Number 11/897,533, Title: METHOD AND SYSTEM FOR PARAGAME ACTIVITY AT ELECTRONIC GAMING MACHINE;

(j) all tangible assets, including, without limitation, fixed assets, furniture, fixtures, machines, equipment, inventories (including raw materials, work in process and finished goods) and computer hardware, wherever located and not listed as personal property inventories that are owned by Seller and, in each case currently solely and exclusively used in and required for Seller’s operation of PRACS as set forth on Schedule 1.1(j);

(k) all accounts receivable solely and exclusively arising from Seller’s operation of PRACS;

(l) all content of the customer lists of Seller, including without limitation, e-mail addresses and contact information of such customers and prospects of Seller (including, as appropriate, names, addresses, dates and other information customarily maintained by Seller), including, without limitation, all copies and tangible embodiments thereof (in whatever form or medium), in each case only to the extent relating to Seller’s operation of PRACS;

(m) all right, title and interest in, and claims under, the contracts, agreements, licenses and commitments of Seller set forth in Schedule 1.1(m) (the “PRACS Contracts”), including customer proposals, and orders, to the extent that such contracts, agreements and commitments are assignable and transferrable, and in each case to the extent solely and exclusively related to Seller’s operation of PRACS (the “PRACS Assumed Contracts,” together with the Bingo Assumed Contracts and the Keno Assumed Contracts, the “Assumed Contracts”);

(n) the patents and any pending continuations, pending continuations-in-part, divisions or reissues thereof and trademarks listed on Schedule 1.1(n) and any continuations, continuations-in-part, divisions, or reissues thereof, whether domestic or foreign, relating to thereto, and, in each case, all variations thereof and all registrations and applications therefor (collectively, “Other Intellectual Property,” together with the Bingo Intellectual Property and the Keno Intellectual Property, the “Intellectual Property”); and

(o) all Claims (as defined in Section 12.1) solely and exclusively related to and arising from the foregoing and/or the Specified Businesses.

1.2 Grant of License.  As of the Effective Date, Seller hereby grants Buyer a license to all patents, issued or applied for any continuations, continuations-in-part, divisions, or reissues thereof, the copyrights (registered and unregistered), the trade names (registered and unregistered), trademarks (registered and unregistered), and service marks (registered and unregistered), and in each case, all variations thereof which are primarily related to the operation of PRACS or which are primarily related to carrying out the obligations under the Assumed Contracts related thereto that are being acquired as part of the Purchased Assets.

1.3 Assumption of Liabilities.  Subject to the terms and conditions set forth herein, Buyer agrees to: (i) pay Seller’s trade payables as set forth on Schedule 4.12 which arose after July 1, 2009 (in no event shall Buyer be liable for any trade payables as set forth on Schedule 4.12 which arose prior to July 1, 2009); and (ii) perform all obligations of Seller arising from and after the Closing pursuant to the terms of the Assumed Contracts but excluding any Liabilities (as defined below in this Section) arising from or relating to any breach, default or violation of the Assumed Contracts by Seller prior to the Closing.  The term “Liabilities” shall mean any debt, Claim or obligation of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise.

1.4 No Other Assumption of Liabilities.  This Agreement is for the purchase of the Purchased Assets, and Buyer shall not assume or pay, discharge or perform any Liabilities of Seller (including any obligations under any written or oral agreement relating to the Business or obligations relating to unpaid wages claims) relating to the operations of the Business or any other business or operations of Seller prior to or after the Closing, except those Liabilities that are specifically set forth in Section 1.3.

1.5 Excluded Liabilities.  The following shall not constitute any contracts, agreements or commitments of Seller that are not assignable or transferable, unless Seller and Buyer obtain the express written consent of the other party to any Assumed Contracts and any Liabilities relating to the Assumed Contracts that relate or arise prior to the Closing.

1.6 Excluded Assets.  Seller represents and warrants to Buyer that none of the Purchased Assets are gaming devices, as defined in Nevada Revised Statutes section 463.0155 (“Gaming Devices”), and the Purchased Assets do not entitle Seller or any successor to participate or receive, directly or indirectly, in any gaming revenue.

2. Purchase Price.

2.1 Purchase Price and License Fee.  Subject to the terms and conditions, the purchase price for the Purchased Assets (the “Purchase Price”) shall be equal to $1,050,000, subject to adjustment, and as of the Closing Date, Buyer shall pay Seller the License Fee (as defined in Section 7.1(j)) solely for the Nevada Numbers Intellectual Property.  Additionally, the Purchase Price shall be paid by Buyer, as follows:

(a) $500,000 of the Purchase Price (the “Deposit”) was delivered to Seller prior to the execution of this Agreement;

(b) $450,000 of the Purchase Price (the “Payment”) shall be delivered by Buyer on or prior to the Closing Date; and

(c) on the last day of the fifth month after the Closing, Buyer shall deliver to Seller a check in the amount equal to $100,000 less the amount equal to the adjustment (as determined in accordance with Section 2.2) or as otherwise provided herein (the “Final Payment”).

2.2 Purchase Price Adjustment.

(a) In the event a difference between accounts receivable attributable to the Bingo Business (“Bingo Accounts Receivable”), as of the Closing, and accounts payable attributable to the Bingo Business (“Bingo Accounts Payable”), as of the Closing, is less than $100,000, as determined in accordance with Sections 2.2(b), (c), (d) and (e), the Purchase Price shall be reduced dollar for dollar by the amount equal to the shortfall, but not below zero.  For example, as of the Closing, if the Bingo Accounts Receivable is $130,000 and the Bingo Accounts Payable is $56,000, the Purchase Price shall be adjusted by the amount equal to $26,000.

(b) As promptly as practicable following the Closing, but in no event later than 30 days thereafter, Seller shall cause to be prepared and delivered to Buyer a statement setting forth the Bingo Accounts Receivable and the Bingo Accounts Payable as of the date of the Closing, as determined by Seller’s Chief Financial Officer or Certified Public Accountant and as determined in accordance with the practices used by Seller in the statement setting forth the Bingo Accounts Receivable and Bingo Accounts Payable as of March 31, 2009 (the “March Statement”) delivered to Buyer prior to the Effective Date.

(c) During the 30-day period following receipt of the statement required to be delivered by Seller to Buyer in accordance with Section 2.2(b) (the “Statement”), Buyer and its independent accountants shall, at Buyer’s expense, be permitted to review the working papers of Seller and Seller’s accountants relating to each Statement and to ask questions, receive answers and request such other data and information from each of them as shall be reasonable under the circumstances.  The Statement shall become final and binding upon the Parties hereto on the 45th day following delivery thereof, unless Buyer gives written notice of its disagreement with such Statement (the “Notice of Disagreement”) to Seller prior to such date.  The Notice of Disagreement shall specify, in reasonable detail, the nature of any disagreement so asserted.

(d) During the 15-day period following the delivery of the Notice of Disagreement that complies with the preceding paragraph, or such longer period as the Parties hereto shall mutually agree, the Parties hereto shall seek, in good faith, to resolve in writing any differences which they may have with respect to the matters specified in the Notice of Disagreement.  If, at the end of such 15-day period (or such longer mutually agreed upon period), the Parties hereto have not so resolved such differences, the Parties hereto shall submit the dispute for resolution to an independent accounting firm (the “Arbiter”) for review and resolution of any and all matters which remain in dispute and which were properly included in such Notice of Disagreement.  The Arbiter shall be a mutually acceptable internationally recognized independent public accounting firm agreed upon by the Parties hereto in writing.  The Parties hereto shall use reasonable efforts to cause the Arbiter to render a decision resolving the matters in dispute within 30 days following the submission of such matters to the Arbiter.  The scope of the disputes to be resolved by the Arbiter is limited to such items that Seller has disputed in the Notice of Disagreement.  In resolving any disputed item, the Arbiter shall limit its review to matters set forth in the applicable Notice of Disagreement.  The Arbiter shall notify Buyer and Seller whether or not the Arbiter believes that the computation contained in any Statement is understated or overstated, which determination (the “Determination”) shall be final and binding and shall be the sole and exclusive remedy between Buyer and Seller regarding such computation and judgment may be entered upon the determination of the Arbiter in any court having jurisdiction over the party against which such determination is to be enforced.  Any amounts determined to be understated or overstated, as provided above, will be adjusted accordingly (the “Adjustment”) solely for purposes of Section 2.2.  Any Statement reviewed by the Arbiter shall, after giving effect to any applicable Adjustment, become final and binding on the Parties hereto.

(e) The fees, costs and expenses of the Arbiter shall be paid one-half by Seller, on the one hand, and one-half by Buyer, on the other.

2.3 Allocation.

(a) Buyer shall allocate the Purchase Price and the Assumed Contracts among the Purchased Assets, subject to Section 2.3(a).  Such allocation shall be made in accordance with Section 1060 of the Internal Revenue Code (“Code”) and the applicable Treasury Regulations, and shall be binding upon Buyer and Seller for all purposes (including regulatory reporting and tax purposes).  Seller shall timely and properly prepare, file and deliver all such documents, forms and other information, as Buyer may reasonably request, to prepare such allocation.  Each of the Parties hereto agree to file Tax Returns (as defined in Section 4.8(i)) consistently with the foregoing and in accordance with Section 1060 of the Code and the applicable treasury regulations, and to act in accordance with such allocation in the course of any tax audit, tax review or tax litigation relating to this matter.

2.4 Deposit.  The Deposit is refundable and shall be treated as a loan in the amount of the Deposit (the “Loan”) to Seller, in the event that the Closing of the transactions contemplated hereunder, the Deposit shall be credited towards the Purchase Price.  Notwithstanding the above, Seller agrees that the Deposit has been used, or shall be used, to pay all outstanding Liabilities related to vendor accounts, Seller’s personnel payroll of employees used in connection with the Bingo Business, and all of the operations of Seller’s keno business, including employee benefits, in order that all amounts are paid in full as of the Closing.  In the event that Seller does not use the proceeds of the Deposit as provided above, Buyer may immediately terminate this Agreement by providing written notice to Seller; such termination shall be effective as of the date of the notice.

3. Closing.  The purchase of the Purchased Assets as contemplated herein (the “Closing”) shall take place at the offices of Gordon Silver located at 3960 Howard Hughes Parkway, 9th Floor, Las Vegas, Nevada 89169 on August 19, 2009 (the “Closing Date”).  If the conditions precedent set forth in Section 8 are not satisfied as of the Closing Date, this Agreement shall terminate and the Parties shall have no further obligations hereunder, except those obligations that expressly survive, including, without limitation, that Buyer has all Claims against Seller to immediately repay the Deposit as provided in Sections 2.4 and 11.2.

4. Seller’s Representations and Warranties.  Seller represents and warrants to Buyer that:

4.1 Organization.  Seller is a duly organized corporation, existing and in good standing under the laws of the State of Nevada.

4.2 Authority.  Seller has the requisite power and authority to execute and deliver this Agreement and the other agreements provided for herein, and consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement have been duly authorized by all necessary action on the part of Seller.  Seller has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery of this Agreement by Buyer, this Agreement constitutes Seller’s legal, valid and binding obligation, enforceable against Seller in accordance with its terms.

4.3 Violation.  Neither the execution and delivery of this Agreement by Seller, the consummation of the transactions contemplated hereby, nor the performance by Seller of its obligations hereunder will:

(a) Violate or result in any breach of any provision of the articles of incorporation, bylaws or any other organization documents of Seller, each as amended;

(b) Violate, conflict with or result in a material violation or breach of, or constitute a material default (with or without due notice or lapse of time or both) under, or permit the termination of, any of the Assumed Contracts or any other Contract that Seller is bound or party to, including, without limitation, any nondisclosure agreement, confidentiality agreement or agreement prohibiting competition;

(c) Violate any order, writ, judgment, injunction, decree, statute, law, rule, regulation or ordinance of any federal, state or municipal court or governmental, quasi-governmental or regulatory department or authority (“Governmental Authority”) applicable to Seller in any material respect; or

(d) Result in the imposition of any mortgages, pledges, liens, encumbrances, equities, claims, title retention or other security arrangement or obligations on the Purchased Assets.

4.4 Approvals.  Except as required under the Assumed Contracts, no approvals from any Governmental Authority or consents of third parties are required for the execution and delivery of this Agreement by Seller or the consummation and performance by Seller of the transactions contemplated by this Agreement.

4.5 Contracts.

(a) Each of such Assumed Contracts is valid, binding, subsisting and enforceable in accordance with its terms (subject to the effect of applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws affecting creditor’s rights generally), and Seller has performed in all material respects all obligations required to be performed under any such Assumed Contracts and is not in breach or default or in arrears in any material respect or in any other respect which would permit the other party to cancel such contract or arrangement under the terms thereof.  Without limiting the generality of the foregoing, Seller has not, within the last twelve months, received any correspondence from any creditor referencing the possibility of either placing Seller on any more restrictive or less favorable credit terms or referring Seller’s account for collection action.

(b) Except as set forth in Schedule 4.4, no consent by, notice to or approval from any third party is required under any of the Assumed Contracts as a result of or in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated herein.

(c) Seller has delivered true and correct copies of all Assumed Contracts to Buyer.

4.6 Liens. Except as set forth in Schedule 4.6, Seller is in possession of and has good and marketable title in the Purchased Assets, free and clear of all Liens (as defined below in this Section), and the Purchased Assets are in good working order and condition, ordinary wear and tear excepted.  Additionally, as of the Closing, Seller shall be in possession of and shall have good and marketable title in the Purchased Assets, free and clear of all Liens, and the Purchased Assets shall be in good working order and condition, ordinary wear and tear excepted.  “Lien” shall mean any mortgage, deed of trust, pledge, security interest, attachment, right of first refusal or first offer, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing) or right of others of any similar nature.

4.7 Claims.  There is no suit, action, arbitration, unfair labor practice charge, or legal, administrative or other proceeding, or governmental investigation, pending or threatened, against or affecting Seller or Seller’s Business.  Additionally, there is no pending action or audit by a Governmental Authority that may result or could result in the payment of any fines, fees or assessment to any Governmental Authority.  Seller is not in default with respect to any order, writ, injunction or decree of any federal, state, local or foreign court, department, agency or instrumentality in connection with the Purchased Assets or any other assets of Seller.

4.8 Tax Returns.  All Tax Returns required to be filed with respect to the Business for all periods through and including the Closing Date have been duly and timely filed with the appropriate governmental authorities in all jurisdictions in which such Tax Returns are required to be filed, and such Tax Returns are true, correct and complete in all material respects.  All Taxes (as defined in Section 4.8(ii)) shown as due on such Tax Returns have been timely paid.  All Taxes required to be withheld and paid with respect to (i) Seller’s Business; or (ii) any amounts owed by Seller to any employee, creditor, independent contractor or other third party have been duly and timely withheld and paid.  To the Knowledge of Seller (as defined below in this Section), there are no pending or threatened audits or investigations with respect to Taxes relating to the Business.  “Knowledge of Seller” means the actual knowledge of the officers of Seller.

(i) “Tax Return” means any return, declaration, report, claim for refund, information return or information statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(ii) “Taxes” means any and all taxes, charges, fees, levies, tariffs, duties, liabilities, impositions or other assessments of any kind imposed by any tax authority or other governmental authorities.

4.9 Financial Statements.  The Financial Statements, including the notes thereto, were prepared on an accrual basis, are true and correct and fairly present in all material respects the financial condition, results of operations and cash flows of the Business for the periods covered thereby.  The March Statement is true and correct and fairly present in all material respects the financial condition, results of operations and cash flows of the Specified Businesses for the periods covered thereby.

4.10 No Other Rights. Seller has not: (i) obligated itself in any manner to sell the Purchased Assets to any party other than Buyer; (ii) granted any option to purchase the Purchased Assets to any party other than Buyer; or (iii) granted any right of first offer or first refusal in connection with the Purchased Assets.

4.11 Receivables.  Schedule 4.11 attached sets forth a true, correct and complete list of the accounts and notes receivable of Seller relating, in part, to the Assumed Contracts, including the aging thereof as of the date hereof.  All accounts receivable of the Company: (i) are legal, valid and binding obligations of the obligor with respect thereto, and are in full force and effect; (ii) arose out of bona fide transactions in the ordinary course of business; (iii) are not subject to discount, rebate, off-set, return privilege (other than return privileges granted in the ordinary course of business consistent with past practice) or pending claim or, to the Knowledge of Seller, any threatened claim; and (iv) are valid and collectible (in the ordinary course of business).

4.12 Liabilities.  Except as set forth in Schedule 4.12 listing trade payables of Seller which arose after July 1, 2009 (“Trade Payables”), Seller does not have any material liabilities (absolute, accrued, contingent or otherwise) relating to the Specified Businesses, except liabilities or obligations (i) adequately provided for in the Financial Statements, or (ii) incurred since December 31, 2008 in the ordinary course of business.  None of the Seller or any of its officers, directors, or to the Knowledge of the Seller, any of their respective affiliates: (a) is contemplating the filing of a petition under the Bankruptcy Laws (as defined below in this Section) with respect to Seller, or the liquidation of all or any major portion of its or their assets or properties, or (b) aware of any person (as defined below in this Section) contemplating the filing of any petition against the Seller under the Bankruptcy Laws.  Schedule 4.12 contains a complete list of all trade payables arising after July 1, 2009.  The term “Bankruptcy Laws” means the United States Bankruptcy Code (Title 11, United States Code) and any state or federal laws pertaining to insolvency.  The term “person” means any natural person, partnership, limited liability company, limited liability partnership, corporation, association, joint stock company, trust, joint venture, unincorporated organization or other entity or any Governmental Authority.

4.13 Intellectual Property.

(a) The Intellectual Property constitutes all of the intellectual property rights and other proprietary rights used by Seller in the operation of the Specified Businesses or all of the intellectual property rights directly related to the Specified Businesses and that is owned by Seller or for which Seller has obtained any rights directly related to the Specified Businesses. The use of the Intellectual Property does not infringe upon the rights of any other person, whether or not registered.  Seller has not received any notice of a Claim of such infringement, nor were any such Claims the subject of any action, suit or proceeding naming Seller as a party thereto.

(b) Seller has no knowledge of any infringement or improper use by any third party of the Intellectual Property, nor has Seller instituted any action, suit or proceeding in which an act constituting an infringement of any of the Intellectual Property was alleged to have been committed by a third party.

(c) Except set forth on Schedule 4.13(c) (“Intellectual Property Agreements”), there are no licenses, sublicenses or agreements to which Seller is a party or is bound with respect to (i) the use by third parties of the Intellectual Property, or (ii) the use by Seller of the Intellectual Property and, to the knowledge of Seller, there is no prior right of any other party or other impediment which would invalidate or affect any of the Intellectual Property.  Seller has delivered to Buyer true and correct copies of all Intellectual Property Agreements.

(d) The use of the Intellectual Property does not infringe upon the rights of any other person, whether or not registered.

(e) Seller is not aware of any facts that would be adverse to the validity and enforceability of the Intellectual Property (e.g., an on-sale bar that would invalidate a patent).

(f) The Intellectual Property constitutes all of the intellectual property rights and other proprietary rights used by Seller in the operation of the Specified Businesses and are freely transferable without the consent of any person or entity.  The use of the Intellectual Property does not infringe upon the rights of any other person or entity, whether or not registered.

4.14 Omissions. No statement or certificate furnished or to be furnished pursuant hereto or in connection with the transaction contemplated herein, contains any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained therein not misleading.

4.15 Entire Line. The sale of the Purchased Assets pursuant to this Agreement will convey to Buyer: (i) the entire Specified Businesses; (ii) all of the tangible and intangible property used by Seller in connection with the conduct of the Bingo Business and PRACS Business; and (iii) all of the intangible property of the Keno Business including various licenses related to the Keno Business.

4.16 Broker.  No broker, investment bank, financial advisor or other person is entitled to any brokerage, finder’s, financial advisor’s or similar fee or commission in connection with this Agreement based upon arrangements made by or on behalf of Seller.

4.17 Survival.  The representations and warranties set forth in this Section 4 shall survive the Closing.

5. Representations and Warranties of Buyer.  Buyer represents and warrants to Seller that:

5.1 Authorization.  Buyer has the requisite power and authority to execute and deliver this Agreement and the other agreements provided for herein and consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement have been duly authorized by all necessary action on the part of Buyer.  Buyer has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery of this Agreement by Seller, this Agreement constitutes Buyer’s legal, valid and binding obligation, enforceable against Buyer in accordance with its terms.

5.2 Broker.  No broker, investment bank, financial advisor or other person is entitled to any brokerage, finder’s, financial advisor’s or similar fee or commission in connection with this Agreement based upon arrangements made by or on behalf of Buyer.

5.3 Survival.  The representations and warranties set forth in this Section 5 shall survive the Closing.

6. Covenants and Additional Agreements.

6.1 Assumed Contracts.  In the event that any Assumed Contract requires the consent of a third party to assign or transfer such Assumed Contract, Seller shall use its best efforts to obtain such consents.

6.2 Playground Agreement.  Prior to the Closing, Seller will obtain an acknowledgment executed by Playground Gaming, LLC in favor of Seller, in the form approved by Buyer (the “Acknowledgment”), providing, in part, that: (i) Playground has not violated the non-disclosure agreement around the Optima source code or any other confidential or proprietary information in Playground possession relating to the Specified Businesses; (ii) the Independent Sales Representative Agreement and Distributor Agreement, dated as of June 15, 2009, shall not be binding upon any successor owner of Seller’s Keno operations, including, without limitation, Buyer, Session Gaming and each of their successors and assigns (the “Successors”); and (iii) Playground waives any Claims that it may have against the Successor or Successor’s successors, assigns, affiliates and representatives.

6.3 IGT Consent.  On or prior to the Closing Date, Seller will obtain IGT’s written consent and waiver, in the form approved by Buyer, providing, in part, that IGT waives any Claims against Seller and its successors (including, without limitation Buyer and Merati), assigns, officers, directors employees and representative that it may have against the Nevada Numbers and that IGT consents to the sale of the Purchased Assets to Buyer (the “IGT Waiver”).

6.4 Freely Assignable.  All rights relating to the Intellectual Property granted by Seller shall be freely licensable by Buyer as necessary to operate the Specified Businesses and shall be freely assignable by Buyer in connection with the sale of the Specified Businesses, or to any affiliate, subsidiary or operating unit of Buyer.

6.5 Further Assistance.  After the Closing, upon request of Buyer, Seller shall cooperate and Seller shall cause its officers or applicable representatives or employees to cooperate with Buyer in any prosecution, defense, enforcement, maintenance or any other matters pertaining to patents, issued or applied for and any continuations, continuations-in-part, divisions, or reissues thereof or pertaining to the Intellectual Property, including, without limitation, any action necessary to exploit such patents and any other rights of the Intellectual Property and any action necessary to obtain releases on any Purchased Assets, in a form approved by Buyer.

7. Closing Deliveries.

7.1 Seller’s Delivery.  On the Closing Date, Seller shall deliver to Buyer:

(a) an original executed bill of sale setting forth the Purchased Assets the items listed on Sections 1.1(a) and 1.1(j), in the form attached as Exhibit A;

(b) an assignment of Assumed Contracts in the form attached as Exhibit B (the “Assignment of Contracts”);

(c) an original executed Trademark Assignment in the form attached as Exhibit C (the “Trademark Assignment”);

(d) an original executed Patent Assignment in the form attached as Exhibit D (the “Patent Assignments”);

(e) an original executed license documents relating to the Intellectual Property as requested by Buyer in a form approved by Buyer in its sole and absolute discretion;

(f) an original executed counterpart of the Services Agreement between the Parties hereto in the form attached hereto as Exhibit E (“Services Agreement”), providing, in part, that (i) commencing as of the Closing and terminating as of the closing of the sale of the keno operations and assets under the Keno Purchase Agreement, Seller shall provide certain management services to Buyer; (ii) Buyer shall be responsible for the certain costs and expenses (the “Fee”); and (iii) in the event of a default by Seller (such as failing to promptly provide such Services, filing any bankruptcy proceedings or receivership), Buyer may elect to immediately terminate the Consulting Agreement and Buyer shall have no further obligations except to pay the Fee prorated for the amount of actual days during such period and as otherwise provded therein.

(g) an original executed Acknowledgment;

(h) an original executed IGT Waiver;

(i) an original executed counterpart of the License Agreement in the form attached hereto as Exhibit F (“Keno License Agreement”), providing, in part, that Buyer shall grant a license to Seller for the Keno Intellectual Property, at the time of the Closing in order that Seller may operate the Keno Business, such license shall not be transferable; and

(j) an original executed counterpart of the License Agreement in the form attached hereto as Exhibit G (“Nevada Numbers License Agreement”), providing, in part, that Buyer pay a fee equal to $50,000.00 (the “License Fee”) for an exclusive license to non-slot machine applications, and royalties, as defined in the original executed counterpart of the License Agreement, for a non-exclusive license in slot machine applications;

(k) deliver to Buyer possession of the Purchased Assets;

(l) certificate of titles relating to any vehicles which comprise of the Purchased Assets; and

(m) delivery and execution of all other documents that Buyer, in its sole and absolute discretion requests, in order to transfer all of the Purchased Assets to Buyer.

7.2 Buyer’s Delivery.  On the Closing Date, only if Seller has delivered to Buyer the items set forth in Section 7.1, Buyer shall deliver to Seller:

(a) the proceeds equal to the Payment;

(b) an original executed counterpart of the Assignment of Contracts;

(c) an original executed counterpart of Trademark Assignment;

(d) an original executed counterpart of Patent Assignment;

(e) an original executed counterpart of the Keno License Agreement;

(f) an original executed counterpart of the Nevada Numbers License Agreement; and

(g) an original executed counterpart of the Management Agreement.

8. Conditions to Closing.

8.1 Buyer’s Conditions to Closing.  The obligations of Buyer to proceed with the Closing are subject to the fulfillment at or prior to the Closing Date, of each of the conditions set forth in this Section 8.1:

(a) the representations and warranties of Seller in Section 4 shall be true and correct at and as of the Closing Date with the same effect as though made on and as of the Closing Date (except that representations and warranties which speak as of a specified date or period of time shall be true and correct only as of such date or period of time);

(b) Seller shall have delivered the documents set forth in Section 7.1;

(c) Buyer shall have received evidence satisfactory to it that Buyer will receive at Closing good and marketable title to each of the Purchased Assets, free and clear of all Liens;

(d) all covenants, agreements and obligations contained in this Agreement to be performed or complied with by Seller on or prior to the Closing Date shall have been performed or complied with in all material respects; and

(e) all such other instruments or documents as may be reasonably required by Buyer in order to consummate the transactions contemplated herein.

Buyer shall have the right to waive in writing any or all of the conditions precedent to its obligations hereunder; provided, however, that no waiver by Buyer of any condition to its obligations hereunder shall constitute a waiver by Purchaser of any other condition precedent to its obligations hereunder.

8.2 Seller’s Closing Conditions.  The obligations of Seller to proceed with the Closing are subject to the fulfillment at or prior to the Closing Date, of each of the conditions set forth in this Section 8.2:

(a) the representations and warranties of Buyer in Section 5 shall be true and correct in all material respects as of the Effective Date with the same effect as though made on and as of the Closing Date;

(b) Buyer shall have delivered the documents set forth in Section 7.2;

(c) all covenants, agreements and obligations contained in this Agreement to be performed or complied with by Buyer on or prior to the Closing Date shall have been performed or complied with in all material respects; and

(d) all such other instruments or documents as may be reasonably required by Seller in order to consummate the transactions contemplated herein.

Seller shall have the right to waive in writing any or all of the conditions precedent to its obligations hereunder; provided, however, that no waiver by Seller of any condition to its obligations hereunder shall constitute a waiver by Purchaser of any other condition precedent to its obligations hereunder.

8.3 Fulfillment of Conditions Precedent.  Buyer and Seller each agree to use reasonable best efforts to fulfill the conditions precedent to their obligation to close this transaction, as set forth herein.

9. Costs and Expenses.

9.1 Prorations.

(a) The following shall be prorated and adjusted between the Parties hereto as of the Closing Date:  (a) revenues, charges and payments under the Assumed Contracts, to the extent that such Assumed Contracts are assigned to Buyer as provided herein, except Trade Payables shall be prorated as of July 1, 2009; and (b) revenues from the operation of the Purchased Assets.

(b) For purposes of calculating prorations, Seller shall be deemed to be in title to the Purchased Assets, and, therefore, entitled to the income therefrom and responsible for the expenses thereof for the entire day upon which the Closing occurs.  All such prorations shall be made on the basis of the actual number of days of the month which shall have elapsed as of the Closing Date and based upon the actual number of days in such month and a 365 day year.

The amount of such prorations shall be initially calculated by Seller and Buyer at the Closing but shall be subject to adjustment in cash after the Closing when complete and accurate information becomes available, if such information is not available at the Closing. Seller and Buyer agree to cooperate and use their best efforts to make such adjustments no later than 30 days after the Closing.  The provisions of Section 9.1 shall survive the Closing.

9.2 Closing Statement.  Seller and Buyer shall prepare a closing statement reflecting the prorations set forth above (the “Closing Statement”) within 30 days after the Closing, as mutually agreed upon by the Parties hereto; such agreement shall be evidenced by the Parties hereto executing to the consent of the Closing Statement.  If the Closing Statement reflects a net amount due and owing to Seller, Buyer shall pay such net amount to Seller within five days after the Closing Statement both Parties hereto have executed a consent to the Closing Statement.  If, in contrast, the Closing Statement reflects a net amount due and owing to Buyer, Seller shall pay such amount to Buyer within five days after the Closing Statement both Parties hereto have executed a consent to the Closing Statement.  In the event Seller and Buyer agree that additional items shall be pro-rated, allocated or adjusted, any such items shall be prorated, adjusted or allocated consistent with this Section 9.  In the event that the Parties do not agree on all of the items with respect to the Closing Statement, the Parties shall include nondisputed items on the Closing Statement.  The items reflected on the Closing Statement shall be subject to adjustment subsequent to the Closing Date; provided, however, that no Claim for an adjustment may be made more than one year following the Closing Date.

9.3 Taxes Withheld. All transfer, sales, use, registration and all other such Taxes and fees incurred in connection with, or arising out of, the transactions completed by this Agreement shall be paid by Seller when due, and Seller shall, at its expense, file all necessary federal, state and local tax returns and other documentation with respect to the foregoing. Seller shall remain responsible for payment of any fees or taxes due pursuant to any subsequent deficiency determination made pursuant to applicable law which encompass any period of time before the Closing, and shall hold Buyer harmless therefrom.

10. Post-Closing Covenants.

10.1 Receivables.

(a) On the Closing Date, or as soon thereafter as practicable, Seller shall provide Buyer with a schedule, setting forth by customer, and its outstanding accounts receivable relating to the Bingo Business and the PRACS Business on the Closing Date; provided that the receivables shall not relate to any directly or indirectly to any gaming revenues.  In the event that Seller receives any Receivables, within five days of the receipt, Seller shall deliver such amounts to Buyer.  Upon written request of Buyer, Seller shall use its best efforts assist to Buyer in the collection of the outstanding accounts receivables that are part of the Purchased Assets, which shall be at no cost of Buyer.

(b) The obligations of the Parties to forward the Accounts Receivable payments pursuant to this Section 10.1 are absolute and unconditional and irrespective of any circumstances whatsoever that might constitute a legal or equitable discharge, recoupment, offset, counterclaim or defense of the Parties, the right to assert any of which with respect to proceeds of any accounts receivable is hereby waived.  The obligations under this Section 10.1 shall survive the Closing.

10.2 Consents.  Seller shall use its commercially reasonable efforts to assist Buyer obtaining all consents from third parties in connection with the assignment of the Assumed Contracts.

10.3 Commercially Reasonable Efforts.  On and after the Closing Date, without limiting the provisions of Section 6.6, Seller and Buyer shall use all commercially reasonable efforts to take or cause to be taken all necessary or appropriate actions and do, or cause to be done, all things necessary or appropriate to consummate and make effective the transactions contemplated herein, including the execution of any additional documents or instruments of any kind (not containing additional representations and warranties) which may be reasonably necessary or appropriate to carry out any of the provisions hereof.

10.4 Non-Competition Agreement.

(a) Seller agrees that, during the five-year period following the Closing Date, Seller or its successors and assigns shall not, directly or indirectly, or for any other Person (other than the Seller) participate in the Specified Businesses.  For purposes of this Section 10.4(a), the term “participate” includes any direct or indirect interest in any enterprise, whether as a partner, member, agent, representative, independent contractor, consultant, franchisor, franchisee, creditor, lender, owner, seller or licensor (which shall include the sale or licensing of any Intellectual Property to any third party that could be used by such third party to compete with the Specified Businesses or Buyer) or otherwise; provided that the term “participate” shall not include ownership of less than 2% of the stock of a publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market.  Seller agrees that this covenant is reasonable with respect to its duration, geographical area and scope.  For and in consideration of the restrictions and limitations of this Section 10.4(a), Seller agrees that it has received a fair and adequate portion in connection with this provision.  Notwithstanding the above, Seller shall not be deemed to violate this provision if Seller is conducting or engaged in a business involving bingo or keno implemented in Seller’s “Player Vision” application as such application exists as of the Effective Date or if Seller has been granted a license in writing to utilize certain Intellectual Property of Buyer, subject to the terms and conditions set forth therein.

(b) If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 10.4 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

(c) Notwithstanding any provision to the contrary, in the event of a breach or threatened breach of any of the duties and obligations of Seller or any related party thereto under this Section 10.4, Buyer shall be entitled, in addition to any other legal or equitable remedies it may have in connection therewith (including any right to monetary damages), to a temporary, preliminary and/or permanent injunction restraining such breach or threatened breach without the need to post a bond or demonstrate irreparable harm or inadequacy of monetary damages.  Seller agrees that, in the event there is a question as to the enforceability of this Section 10.4, Seller will not engage in any conduct inconsistent with or contrary to this Section until after the question has been resolved by a final judgment of a court of competent jurisdiction.

11. Events of Termination.

11.1 Termination.  This Agreement may be terminated at any time prior to the Closing Date:

(a) By the written agreement of the Parties hereto;

(b) By Buyer, upon a breach of any representation, warranty, covenant or agreement on the part of Seller set forth in this Agreement;

(c) By Buyer or Seller if any permanent injunction or proceeding by any Governmental Authority of competent jurisdiction enjoining, denying approval of or otherwise prohibiting consummation of any of the transactions contemplated by the Agreement becomes final and nonappealable; or

(d) By Buyer if the Closing shall not have occurred, for any reason, on or prior to August 19, 2009.

11.2 Effect of Termination.  In the event of termination of this Agreement as provided in Section 11.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Seller or Buyer, except the obligation that Seller immediately deliver an amount equal to the Deposit on or prior to the first business day after the termination,  which shall survive termination, and except that such termination shall not relieve a party from liability as a result of the willful breach by such party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

12. Indemnification.

12.1 Buyer’s Indemnification Obligations.  Buyer shall indemnify, defend and hold harmless Seller and its respective affiliates, officers, members, managers, employees, agents and representatives and persons claiming by and through any of them and their respective heirs, personal representatives, legatees, successors and assigns (collectively, the “Seller’s Group”), for, from and against all demands, claims, actions, causes of action, losses, damages, liabilities, costs and expenses, including, but not limited to, interest, penalties and reasonable attorneys’ fees and expenses (collectively, “Claims”), directly or indirectly asserted against, imposed upon or incurred by Seller’s Group or any member thereof: (i)  by reason of or resulting from any material breach of a representation or warranty made by Buyer in this Agreement or in any exhibit, certificate or any other agreement or document executed or delivered in connection herewith being untrue, incorrect or incomplete; or (ii) the operation of the Specified Businesses on or after the Closing Date.

12.2 Seller’s Indemnification Obligations.  Seller and Owners, jointly and severally, shall indemnify, defend and hold harmless Buyer and its respective affiliates, officers, members, managers, employees, agents and representatives and persons claiming by and through any of them, and their respective heirs, personal representatives, legatees, successors and assigns (collectively, the “Buyer’s Group”), for, from and against all Claims, directly or indirectly asserted against, imposed upon or incurred by Buyer’s Group or any member thereof, resulting from, directly or indirectly, or incident to: (i) any material breach of a representation or warranty made by Seller in this Agreement or in any exhibit, certificate or any other agreement or document executed or delivered in connection herewith being untrue, incorrect or incomplete; (ii) the operation of the Specified Businesses that occurred prior to the Closing Date; or (iii) the Claims of the Specified Businesses.

12.3 Third Party Claims.  If any legal proceedings are instituted or any claim or demand is asserted by any person in respect of which either party (the “Indemnitee”) may seek indemnification from the other pursuant to the provisions of this Section 12, the Indemnitee shall promptly cause written notice of the assertion of such claim or demand to be made to the other party (the “Indemnitor”).  The Indemnitor shall be subrogated to all rights and remedies of the Indemnitee.

12.4 Reduction in Final Payment.  In the event that a Buyer’s Group member incurs any costs or expenses in connection with the Claims (the “Expenses”) pursuant to which Seller has any obligations to indemnify under Section 12.2, the amount of the Final Payment shall be reduced by an amount equal to such costs incurred by any member of Buyer’s Group and the Final Payment shall be reduced in the amount equal to the Expenses.  Notwithstanding the above, Seller shall continue to be obligated to indemnify Buyer’s Group in the event that such obligations exceed the amount equal to the Final Payment.

12.5 Survival.  The Obligations of this Section 12 shall survive the Closing.

13. Miscellaneous.

13.1 Notices.  All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given: (i) when delivered if personally delivered by hand (with written confirmation of receipt); (ii) when received if sent by a nationally recognized overnight courier service (receipt requested); or (iii) when receipt is acknowledged by an affirmative act of the Party receiving notice, if sent by facsimile, (provided that such an acknowledgement does not include an acknowledgment generated automatically by a facsimile).  Notices, demands and communications to the Party address is specified in writing, be sent to the address indicated below:

If to Seller:	Las Vegas Gaming Inc.
3980 Howard Hughes Parkway, Suite 450
Las Vegas, Nevada 89169
Fax: (702) 733-4907
Attn: Bruce A. Shepard, CFO

If to Buyer:	Gaming Arts, LLC
2549 Sun Reef Road
Las Vegas, Nevada 89128
Attn: David Colvin
Fax:
With a copy to:	Gordon Silver
3960 Howard Hughes Parkway, 9th Floor
Las Vegas, Nevada 89169

13.2 Attorneys’ Fees.  In the event of any action or legal proceeding between or among the Parties to enforce, protect, interpret or establish any of their rights or obligations under this Agreement or any action or legal proceeding for damages for an alleged breach of any provision of this Agreement, the prevailing party shall be entitled to recover from the other Party reasonable expenses, attorneys’ fees and costs.

13.3 Time of Essence.  Time is of the essence in this Agreement and each and every provision hereof.

13.4 Governing Law; Jurisdiction.  The Parties hereby irrevocably and unconditionally consent and agree that all actions, suits or other proceedings arising under or in connection with this Agreement shall be tried and litigated in state or federal courts located in Clark County, in the State of Nevada, which courts shall have exclusive jurisdiction.  Each of the Parties: (i) irrevocably submits to the jurisdiction of any such court and consents in advance to such jurisdiction in any action, suit or other proceeding commenced in any such court; (ii) waives any right it may have to assert the doctrine of forum non conveniens or any objection that such person may have based upon lack of personal jurisdiction or improper venue; and (iii) consents to the granting of such legal or equitable relief as is deemed appropriate by such court.  To the extent permitted under the laws of any such jurisdiction, each of the Parties hereby waives, in respect of any such action, suit or other proceeding, the jurisdiction of any other court or courts that now or hereafter, by reason of such Party’s present or future domicile, or otherwise, may be available to it.

13.5 Entire Agreement.  This Agreement, including any Exhibits and Schedules attached hereto, constitutes the entire agreement of the Parties concerning the purchase and sale of the Purchased Assets.  This Agreement may not be amended or modified, except by written amendment hereto executed by an authorized signatory for each party hereto.  In the event of any inconsistencies between this Agreement and any Exhibit attached hereto, this Agreement shall control; provided, however, if there is an inconsistency with the Keno License Agreement, and this Agreement, the Keno License Agreement shall control, or if there is an inconsistency with the Nevada Numbers License Agreement and this Agreement, the Nevada Numbers License Agreement shall control.

13.6 Waivers.  No delay or failure by any party to exercise or enforce at any time any right or provision of this Agreement shall be considered a waiver thereof or of such party’s right thereafter to exercise or enforce each and every right and provision of this Agreement.  To be valid, a waiver shall be in writing, but need not be supported by consideration.  No single waiver shall constitute a continuing or subsequent waiver.

13.7 Assignment.  This Agreement may not be assigned by either party without the prior written consent of the other party; provided, however, this Agreement may be assigned to or by an entity in which David Colvin owns the equity interests.  Except as otherwise provided herein, this Agreement shall fully bind and inure to the benefit of each party’s respective personal representatives, heirs, successors and assigns.

13.8 No Benefit to Others.  The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the Parties hereto and their permitted successors and assigns, and they shall not be construed as conferring any rights on any other persons except to any assignee permitted hereunder.

13.9 Severability.  If any provision of this Agreement or the application thereof to any person or circumstance is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to such person or circumstance or to other persons or circumstances, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable.

13.10 Facsimile Signature and Counterparts.  For purposes of execution of this Agreement, fax signatures shall be deemed to be original signatures creating a valid and binding obligation of the party so signing.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

13.11 Interpretation.  The captions of the sections of this Agreement are for convenience and reference only, and the words contained therein shall in no way be held to explain, modify, amplify or aid in the interpretation, construction or meaning of this Agreement.  Any pronouns or references used herein shall be deemed to include the masculine, feminine or neuter genders as appropriate.  Any expression in the singular or the plural shall, if appropriate in the context, include both the singular and the plural.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

13.12 Days.  If any of the dates specified in this Agreement shall fall on a Saturday, Sunday or nationally recognized holiday, then the date of such action shall be deemed to be extended to the next business day.

13.13 Expenses.  Each party will bear its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, except as expressly provided herein.

13.14 No Trial by Jury.  To the extent permitted by law, each party hereto acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement and any of the agreements delivered in connection herewith or the transactions contemplated hereby or thereby.

13.15 Acknowledgment.  The Parties respectively represent that each has had an opportunity to be represented by counsel of its own choosing in the negotiation and execution of this Agreement.  Each Party affirms and acknowledges that each Party has read, fully appreciates, and understands the words, terms, and provisions of this Agreement, is entirely satisfied with the terms hereof, and has duly executed this Agreement voluntarily and of its full free will and accord.  The Parties, and each of them, further acknowledge that this Agreement has been prepared by Gordon Silver, counsel to Buyer.

[Signatures on following page.]

WHEREFORE, this Agreement is executed by the Parties to be effective as of the Effective Date.

BUYER:

Gaming Arts, LLC

/s/ David Colvin
David Colvin, Manager

SELLER:

Las Vegas Gaming Inc., a Nevada corporation

Las Vegas Gaming, Inc.
By:/s/ Bruce A. Shepard
Its:Chief Financial Officer

Schedules
Schedule 1.1(a)	Bingo Assets
Schedule 1.1(d)	Bingo Assumed Contracts
Schedule 1.1(e)	Bingo Intellectual Property
Schedule 1.1(i)	Keno Intellectual Property
Schedule 1.1(j)	PRACS Assets
Schedule 1.1(m)	PRACS Assumed Contracts
Schedule 1.1(n)	Other Intellectual Property
Schedule 4.6	Liens
Schedule 4.11	Accounts Receivable
Schedule 4.12	Liabilities
Schedule 4.13(c)	Licenses

Exhibits
Exhibit A	Bill of Sale
Exhibit B	Assignment of Contracts
Exhibit C	Trademark Assignment
Exhibit D	Patent Assignment
Exhibit E	Services Agreement
Exhibit F	Keno License Agreement
Exhibit G	Nevada Numbers License Agreement